UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  January 21, 2005

BIOSPHERE MEDICAL, INC.

(Exact Name of Registrant as Specified in Charter)

Delaware	0-23678	04-3216867
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1050 Hingham Street Rockland, Massachusetts		02370
(Address of Principal Executive Offices)		(Zip Code)

Registrant’s telephone number, including area code: (781) 681-7900

(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐                 Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐                 Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐                 Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐                 Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.                                          Entry into a Material Definitive Agreement.

Lease Amendment

On January 24, 2005, BioSphere Medical, Inc. (“BioSphere”) entered into a Second Amendment to Lease (the “Lease Amendment”) with Thomas J. Teuten and John H. Spurr, Jr., Trustees of 1050 Hingham Street Realty Trust (“Realty Trust”).  The Lease Amendment further amends the Lease, dated January 7, 2000, as amended (the “Lease”), between BioSphere and Realty Trust for leased premises located at 1050 Hingham Street in Rockland, Massachusetts.

Pursuant to the terms of the Lease Amendment, the leased premises is decreased to a total area of approximately 7,797 square feet at a rental fee in the amount of $12,995.00 per month, and the term of the Lease is extended through March 31, 2007.

The description of the terms and conditions of the Lease Amendment set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease Amendment attached hereto as Exhibit 10.1 and incorporated herein by this reference.

Severance Agreement

On January 21, 2005, Thomas M. Keenan and BioSphere executed a Severance Agreement and General Release (the “Severance Agreement”) pursuant to which Mr. Keenan relinquished his responsibilities as BioSphere’s Vice President of U.S. Sales and Marketing.  Pursuant to the terms of the Severance Agreement, Mr. Keenan’s employment was terminated as of January 17, 2005.  Mr. Keenan will receive severance compensation equal to an aggregate amount of $175,898.32, less applicable state and federal taxes, payable in bi-weekly installments over the twelve-month period following Mr. Keenan’s separation date.  Mr. Keenan will also receive payments aggregating $2,400 related to life insurance coverage and his 401(k) plan.  Pursuant to the terms of the Severance Agreement, BioSphere agreed to accelerate the vesting schedule of the stock option granted to Mr. Keenan to purchase 50,000 shares of BioSphere’s common stock, such that the option is deemed fully vested as of the eighth day following Mr. Keenan’s execution and return of the Severance Agreement.  BioSphere also agreed to pay Mr. Keenan’s medical and dental benefits for a period of twelve months after his separation date.

The description of the terms and conditions of the Severance Agreement set forth herein does not purport to be complete and is qualified in its entirety by reference to the full text of the Severance Agreement attached hereto as Exhibit 10.2 and incorporated herein by this reference.

Item 1.02. Termination of a Material Definitive Agreement

As a result of Mr. Keenan’s separation, which is described in Item 1.01 (Entry into a Material Definitive Agreement) of this Current Report on Form 8-K and incorporated herein by reference, the Employment Agreement between BioSphere and Mr. Keenan, dated March 25, 2004, and the Executive Retention Agreement between BioSphere and Mr. Keenan, dated March 25, 2004, were terminated.

Mr. Keenan’s Employment Agreement provided for a severance payment in the event of an involuntary termination of Mr. Keenan by BioSphere, in a lump sum amount equal to his then current annual salary and the amount of the annual bonus paid to him, if any, during the fiscal year preceding the date of termination, as well as continued benefits for one year.  Mr. Keenan’s Employment Agreement also provided that for a period of one year after the termination of employment for any reason, Mr. Keenan would not engage in any business that is competitive with BioSphere’s embolotherapy business.

Mr. Keenan’s Executive Retention Agreement provided that if there is a change in control of BioSphere, as defined in the agreement, and Mr. Keenan was terminated without cause or Mr. Keenan resigned for good reason within 12 months following the change in control, then (a) Mr. Keenan would receive an amount equal to the highest annual salary and bonus received by Mr. Keenan during the five full fiscal years prior to the change in control and (b) Mr. Keenan would continue to receive, for a period of 12 months after termination of employment, benefits comparable to those Mr. Keenan was receiving prior to termination, provided that if he became reemployed and is eligible to receive similar benefits, BioSphere would no longer be required to provide such benefits. Any severance payments made to Mr. Keenan pursuant to his Executive Retention Agreement would be in lieu of payments to which he might otherwise have been entitled under his Employment Agreement.

Item 9.01.                                          Financial Statements and Exhibits.

(c)  Exhibits

The exhibits listed in the accompanying Exhibit Index are filed as part of this Current Report on Form 8-K.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: January 27, 2005	BIOSPHERE MEDICAL, INC.

	By:	/s/ Martin J. Joyce
Martin J. Joyce
Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description
10.1	Second Amendment to Lease between BioSphere Medical, Inc. and Thomas J. Teuten and John H. Spurr, Jr., Trustees of 1050 Hingham Street Realty Trust, dated January 24, 2005
10.2	Severance Agreement and General Release between BioSphere Medical, Inc. and Thomas Keenan, dated January 21, 2005